Exhibit 99.1

N2OFF Regains Compliance with Nasdaq Minimum Bid Price Requirement

Neve Yarak, Israel, October 8, 2025 (GLOBE NEWSWIRE) – N2OFF, Inc. (NASDAQ: NITO) (“N2OFF” and the “Company”), a cleantech company investing in solar energy assets based on the RTB (Ready to Build) business model, announced that it has received a notification letter from the Listing Qualifications Department of the Nasdaq Stock Market (“Nasdaq”), informing the Company that it has regained compliance with the minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2).

The Company had previously announced on March 28, 2025, that it was notified by Nasdaq that it was not in compliance with the minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2), as the closing bid price of the Company’s American Depositary Shares (“ADSs”) had been below $1.00 for more than 30 consecutive business days.

On October 6, 2025, Nasdaq provided confirmation to the Company that for the last 10 consecutive business days, from September 22, 2025 to October 3 2025, the closing bid price of the ADSs was $1.00 or greater, that the Company has hence regained compliance with Listing Rule 5550(a)(2) and that the matter is now closed.

About N2OFF Inc:

N2OFF is a cleantech company mainly engaged in EU based solar assets using the RTB (Ready to Build ) business model. N2OFF is currently the lead investor in four solar projects in three different EU countries, all of which were introduced by Solterra Renewable Energy Ltd., a wholly owned subsidiary of Solterra Energy Ltd.

N2OFF also controls approximately 98% of Save Foods Ltd., an Israeli company focused on post-harvest treatments for fruits and vegetables, aiming to control and prevent pathogen contamination. For more information on Save Foods Ltd. visit our website: www.n2off.com.

Forward-looking Statements:

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and other Federal securities laws. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions or variations of such words are intended to identify forward-looking statements. Because such statements deal with future events and are based on our current expectations, they are subject to various risks and uncertainties including the success of our collaboration with Solterra Energy Ltd., entry into future projects, our ability to successfully enter the solar PV sector, the profitability of such industry, and the potential added value of the increased capacity. Actual results, performance or achievements could differ materially from those described in or implied by the statements in this press release. The forward-looking statements contained or implied in this press release are subject to other risks and uncertainties, including market conditions as well as those discussed under the heading “Risk Factors” in N2OFF’s Annual Report on Form 10-K filed with the SEC on March 31, 2025, and in any subsequent filings with the SEC. Except as otherwise required by law, we undertake no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. References and links to websites have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release. We are not responsible for the contents of third-party websites.

Investor Relations Contact:

Michal Efraty

michal@efraty.com